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     [LETTERHEAD OF AKERMAN, SENTERFITT & EIDSON, P.A. APPEARS HERE]

                               June 5, 1996

  Bayport Restaurant Group, Inc.             Landry's Seafood Restaurants, Inc.
  4000 Hollywood Boulevard                   1400 Post Oak Boulevard
  Hollywood, Florida 33021                   Houston, Texas 77056


Ladies and Gentlemen:

  In connection with the combined Registration Statement on Form S-4 for Landry's Seafood Restaurants, Inc., a Delaware corporation, and Proxy Statement of Bayport Restaurant Group, Inc., a Florida corporation ("Bayport") (collectively, the "Proxy Statement/Prospectus"), we are furnishing the following opinion as counsel to Bayport. The "THE MERGER--Certain Federal Income Tax Consequences" section of the Proxy Statement/Prospectus accurately reflects our views as to the matters set forth therein.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name under "LEGAL MATTERS" in the Proxy Statement/Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                          Very truly yours,

                                          AKERMAN, SENTERFITT & EIDSON, P.A.